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                                  Exhibit 99.1

    Cautionary Statements for the Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

      Molten Metal Technology, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Exhibit in order to do so. From time to time the Company issues statements in public filings or press releases, or makes oral statements, through an authorized spokesperson of the Company, that may be considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include, among other items, (i) the Company's growth strategies; (ii) anticipated trends in the Company's business; (iii) developments in the Company's technology; (iv) the Company's plans to construct CEP plants; (v) the Company's plans to enter into contracts with potential customers and joint venture partners; (vi) receipt of research and development funding; (vii) anticipated capital expenditures; (viii) anticipated revenues from license fees and commercial operations; (ix) continued operations and start-up of operations at facilities owned by the Company or its affiliates; (x) expected sales of CEP systems by the Company and its partners; (xi) regulatory acceptance of the Company's CEP technology; and (xii) the Company's financing plans. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described below and, as a result, there can be no assurance that the events described in any such forward-looking statements will in fact transpire.

- The Company's Catalytic Extraction Processing ("CEP") technology is a new technology for which there is no established market. Feedstock generators may not view the Company's CEP technology as an economically and environmentally acceptable means of disposing of their hazardous and non-hazardous wastes and industrial by-products, which could result in the Company experiencing difficulty in selling its CEP systems. Moreover, the economic terms under which generators may be willing to use the Company's CEP technology may not be profitable to the Company.

- The Company has limited experience developing and constructing commercial CEP plants. In addition, the Company's "first of a kind" CEP plants have required larger capital expenditures and a longer period to develop and construct than originally anticipated by the Company. If the Company is not able to develop and construct CEP plants, particularly "second of a kind" plants, on time and under budget, this would have a material adverse effect on the Company's ability to successfully sell CEP plants to customers and to obtain financing for the development and construction of CEP plants.

- To date, the testing of CEP largely has been limited to trials conducted under controlled testing conditions. No demonstration has yet been made that a commercial CEP system, once installed and operated at a customer's location, will process such customer's feedstock and
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      recover commodity and specialty products of commercial quality and in significant quantities. There can be no assurance that the Company will be able to operate CEP systems on a sustained basis in commercial-scale use or that such systems can be operated profitably. In addition, the Company may experience problems associated with the engineering, construction and scale-up of its CEP systems, including cost overruns and start-up delays resulting from technical or mechanical problems or unfavorable conditions in the equipment or labor market.

- The Company relies principally on subcontractors to build CEP system components and to assemble and install such systems. The Company's ability to deliver high quality systems on time will depend upon the reliability and performance of its subcontractors. The failure of a subcontractor to meet delivery schedules could cause the Company to default on its obligations to its customers. In addition, the Company's reliance on subcontractors for manufacturing, assembly and installation places a significant part of the Company's quality control responsibilities on these subcontractors. There can be no assurance that the Company will be able to continue to contract for the level of quality control required by the Company's customers.

- The Company expects that a majority of its contracts will be performed on a "fixed-price" basis. In a fixed-price contract, the Company bears the full risk of cost overruns caused by estimates that differ from actual costs incurred or manufacturing delays during the course of the contract. If manufacturing or installation costs for a particular project exceed anticipated levels, gross margins would be materially adversely affected, and the Company could experience losses.

- The Company expects that a significant portion of its revenues will come from sales of CEP systems overseas. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, trade restrictions, changes in tariffs, difficulties in staffing, the transport of machinery, managing international operations and other factors. Regulatory compliance requirements differ among foreign countries and are also different from those established in the United States. If the Company's customers are unable to obtain the necessary foreign regulatory approvals on a timely basis, the Company's international sales could be materially adversely affected. Additionally, the Company's business may be materially adversely affected by fluctuations in currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices and competition. Since the bulk of expenses in connection with international contracts are often incurred in United States dollars, the Company may be subject to exchange rate risk. If the Company has significant international sales in the future denominated in foreign currencies, the Company may purchase hedging instruments to mitigate the exchange risk on these contracts.

- Federal, state and local environmental legislation and regulations require substantial expenditures and impose liabilities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the systems and services being developed or offered by the Company. The level of enforcement activities by federal,


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      state and local environmental protection agencies and changes in regulations will also affect demand. Any changes in these regulations which increase compliance standards may require the Company to change or improve the CEP technology to meet more stringent regulatory requirements. To the extent that the burdens of complying with such laws and regulations may be eased, the demand for the Company's services could be materially adversely affected. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may affect the Company's operations.

- The Company's CEP technology may not be successful in recovering materials in a form that is commercially usable or saleable. The Company also could be materially adversely affected by a decrease in the demand for the recovered materials. Some materials produced using CEP may have little to no commercial value, and may be considered wastes. Such waste may be classified as a hazardous or low-level radioactive waste (and may need to be handled as such) under current United States environmental regulations. In addition, such waste may need to be disposed of at specially permitted disposal facilities. In order to utilize such facilities, any waste produced by CEP must meet the acceptance criteria of the particular facility. Fees for disposal of wastes at such facilities, and the methods for calculating such fees, are subject to change. The Company's ability to operate its CEP systems profitably may be adversely affected by increases in such fees or changes in the methods of calculating such fees. The Company expects that the volume of residual waste streams produced from the processing of radioactive wastes with Q-CEP will be greater than those produced from other applications of CEP.

- The Company's business exposes it to the risk that harmful substances will escape into the environment and cause substantial damages or injuries. The Company could be materially adversely affected by a claim that is not covered or only partially covered by insurance.

- Denial, revocation or modification of required federal, state or local government permits could affect the Company's ability to conduct business in certain areas or to process certain types of wastes. In addition, failure to obtain or comply with the conditions of permits or approvals may adversely affect the introduction or operation of the Company's CEP systems and may subject the Company to penalties. The Company's ability to satisfy permitting requirements for a particular CEP system does not assure that permitting requirements for other CEP systems will be more easily satisfied, if at all. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits or approvals.

- The Company will require substantial funds to construct the initial commercial CEP systems that it anticipates it will own and operate, to continue its development activities and to fund further operations at its research, development, testing and demonstration facility in Fall River, Massachusetts. The Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control, including customers' decisions to finance, own and operate their CEP systems; the terms of any collaborative arrangements entered into by the Company; the progress of the Company's


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      development of CEP; the nature and timing of permits required for CEP systems; and the availability and terms of alternative sources of financing.

- The Company has historically been dependent on two customers, M4 Environmental L.P. and the Department of Energy, for a substantial portion of its revenues. The Company does not expect to be receiving substantial revenues from M4 or the Department of Energy in 1997. The Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

- The Company believes that its future success will depend, in part, on its collaborative relationships. Although the Company has entered into collaborative relationships with a number of entities, the failure of one or more of these relationships could materially adversely affect the Company's ability to sell CEP systems or have a material adverse effect on the Company's projected growth.

- There are a number of companies which are in competition with the Company for waste processing, and any of these companies may develop technologies superior to those of the Company. In addition, the Company and its customers will compete with other producers of raw materials and recycled products for the sale of products recovered from the CEP process. Many of the Company's competitors are large companies with substantially greater financial resources than the Company. To the extent these competitors offer comparable services or products at lower prices or of higher quality, or more cost-effective waste disposal alternatives, the Company's ability to compete effectively could be adversely affected.

- The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company's ability to obtain approval of pending patent applications, develop additional proprietary processes that are patentable, obtain or license patents that will provide the Company with competitive advantages will directly affect the ability of the Company to successfully conduct its business. To the extent that the Company's patents are challenged by third parties, or that third parties independently develop similar or superior technologies, duplicate any of the Company's processes or design around the patented processes developed by the Company, the Company's ability to successfully conduct its business may be materially adversely affected. In addition, it is possible the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any license under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing suits against other parties. The costs of such licenses or patent litigation could materially adversely affect the Company's business.

- The Company is highly dependent upon the efforts of its senior management and scientific staff. The loss of the services of one or more of these individuals may have a material


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      adverse effect upon the Company. The Company's future success will depend in large part upon its ability to attract and retain further highly skilled scientific, managerial, manufacturing and marketing personnel. The Company faces competition for hiring such personnel from other companies, research and academic institutions, government entities and other organizations. With the exception of William M. Haney, III, President and Chief Executive Officer, and Eugene Berman, Vice President of Government and External Affairs, the Company does not have any employment agreements with any of its employees for a specific time. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.


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